Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-153255) of our report dated, March 29, 2012, with respect to the consolidated financial statements of MiMedx Group, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/: Cherry, Bekaert & Holland, L.L.P
Cherry, Bekaert & Holland, L.L.P.

Atlanta, GA
March 29, 2012